Exhibit 10.3
SECOND AMENDMENT TO
PURCHASE AND SALE AGREEMENT
THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of September 3, 2008, between 180 N. LASALLE II, L.L.C., a Delaware limited liability company (“Seller”), and YOUNAN PROPERTIES, INC., a California corporation (“Buyer”).
WITNESSETH:
WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of August 12, 2008 (the “Original Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of August 29, 2008 (the “First Amendment”; the Original Agreement as amended by the First Amendment is hereinafter referred to as the “Agreement”), relating to the purchase and sale of certain property commonly known as 180 North LaSalle Street, Chicago, Illinois, and more particularly described in the Agreement (the “Property”); and
WHEREAS, Seller and Buyer desire to amend certain terms and conditions of the Agreement as set forth herein;
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Seller and Buyer hereby agree to amend and modify the Agreement as follows:
1. Capitalized Terms. All capitalized terms not separately defined in this Amendment bear the respective meanings given to such terms in the Agreement.
2. Captial Items Credit. In consideration of the Buyer accepting the Property subject to the matters detailed on Exhibit A to the First Amendment, at Closing Seller shall give Buyer a credit (the “Capital Items Credit”) against the Purchase Price in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00).
3. Schwartz Cooper Credit. In addition to the Capital Items Credit, at Closing, Seller shall provide Buyer with a credit against the Purchase Price for the termination fee in the amount of Eight Hundred Eighty-Eight Thousand Four Hundred Sixty-Eight Dollars ($888,468.00) received by Seller from Schwartz Cooper in connection with the termination of the Schwartz Cooper lease.
4. Evaluation Period. The parties acknowledge and agree that the Evaluation Period set forth in Section 5.1 of the Agreement has expired. Buyer hereby waives its right to terminate the Agreement pursuant to Section 5.3(c) thereof and shall deposit the Additional Deposit with the Escrow Agent on or before 5:00 p.m. Central Time on September 4, 2008.

5. Existing Lease Expenses. As provided in Section 10.4(f) of the Agreement, Buyer has reviewed the Leases, Tenant correspondence and other Documents with respect to the Existing Lease Expenses listed on Exhibit K to the Agreement. In light of such review, the parties have agreed as follows:
(a) Exhibit K to the Agreement is hereby deleted in its entirety and replaced with Exhibit K attached to this Amendment.
(b) The Assignment of Leases to be executed and delivered at Closing shall contain an indemnification by Seller in the aggregate amount of $16,828.84 relating to the matters set forth on Schedule I attached hereto and made a part hereof.
(c) The provisions of this Paragraph 5 will survive the Closing.
6. Leasing Commissions. Buyer acknowledges that Seller’s leasing and brokerage affiliate (“Seller’s Leasing Agent”) has been actively seeking new leases and lease renewals for the Property. Attached to this Amendment as Schedule II is a list of proposed lease transactions with various existing tenants or new prospects (each, a “Prospect”) which Seller’s Leasing Agent has been pursuing prior to the date hereof and which would benefit the Property after the Closing Date. Notwithstanding anything to the contrary set forth in the Agreement, in the event that Buyer enters into a new lease, lease expansion or lease renewal, as applicable, with any Prospect within one hundred twenty (120) days after the Closing Date, Buyer agrees (which agreement shall survive the Closing) to pay Seller’s Leasing Agent, within fifteen (15) days of the signing of such new lease, lease expansion or lease renewal, a leasing commission as follows:
(a) For new leases, lease expansions or lease renewals in which the tenant is not represented by a cooperating broker, Buyer will pay Seller’s Leasing Agent a commission equal to $0.80 per square foot per each year of the term of such new lease, lease expansion or lease renewal (and pro rata for any partial year of such term). By way of example, for a 5-year lease, the leasing commission owed to Seller’s Leasing Agent would be $4.00 per square foot, and for a 10-year lease, the leasing commission owed to Seller’s Leasing Agent would be $8.00 per square foot.
(b) For new leases, lease expansions or lease renewals in which the tenant is represented by a cooperating broker, Buyer will pay Seller’s Leasing Agent a commission equal to $0.40 per square foot per each year of the term of such new lease, lease expansion or lease renewal (and pro rata for any partial year of such term). By way of example, for a 5-year lease, the leasing commission owed to Seller’s Leasing Agent would be $2.00 per square foot, and for a 10-year lease, the leasing commission owed to Seller’s Leasing Agent would be $4.00 per square foot.

7. Broughton Group Litigation. Notwithstanding anything to the contrary contained in the Agreement, including without limitation, the Rent Roll attached as Exhibit E thereto and the form of the Assignment of Leases attached as Exhibit H thereto, the parties agree that the Assignment of Leases to be executed and delivered at Closing shall include the lease with The Broughton Group, Inc. (the “Broughton Lease”), which was signed by The Broughton Group, Inc. but not by Seller, as landlord. Buyer shall agree to assume the Broughton Lease and comply with the terms of the August 18, 2005 court order accruing with respect to the Broughton Lease after the Closing Date, which court order was entered in the litigation concerning the Broughton Lease (the “Broughton Litigation”) that is currently ongoing in the Circuit Court of Cook County, Illinois. A copy of such court order has previously been provided to Buyer. Buyer shall not be required to assume the Broughton Litigation, and Seller shall continue to handle and be responsible for the Broughton Litigation following the Closing. The provisions of this Paragraph 7 will survive the Closing.
8. Mutual Cooperation. Seller and Buyer acknowledge and agree that (a) the purchase and sale of the Property may be part of a deferred exchange pursuant to § 1031 of the Code (the “Exchange”), or (b) either party may desire to structure the sale in such a manner so as to minimize taxes payable by such party or any entity that has a direct or indirect interest in such party (an “Alternative Sale Structure”). Each party hereby agrees to take all reasonable steps on, before or after the Closing to facilitate such Exchange or Alternative Sale Structure if requested by the other party, provided that: (1) the Closing shall not be delayed by reason of the Exchange or the Alternative Sale Structure nor shall the consummation or accomplishment of the Exchange or the Alternative Sale Structure be a condition precedent or condition subsequent to the requesting party’s obligations under this Agreement; (2) the non-requesting party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange or accommodating the Alternative Sale Structure; and (3) the non-requesting party shall not incur any additional costs or liabilities in connection with such Exchange or Alternative Sale Structure, other than reasonable attorneys’ fees. Notwithstanding anything to the contrary contained in this Agreement, if Seller so elects to close the transfer of the Property as an Exchange, then (a) Seller, at its sole option, may delegate its obligations to transfer the Property under this Agreement, and may assign its rights to receive the Purchase Price from Buyer, to a deferred exchange intermediary or an exchange accommodation titleholder (each, an “Intermediary”); (b) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to this Agreement; (c) the Intermediary shall have no liability to Buyer; and (d) the Closing shall be undertaken by direct deed from Seller to Buyer. Seller has informed Buyer that one Alternative Sale Structure Seller may desire to undertake involves the transfer of the Property to one of Seller’s Affiliates prior to the transfer to Buyer and the assumption by such Seller’s Affiliate of the obligations of Seller under the Agreement.

9. Full Force and Effect. The Agreement, as supplemented and amended by this Amendment, remains in all respects in full force and effect. In the event of a conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall be controlling. Additionally, all references in the Agreement or this Amendment to the Agreement (including references to “herein” or “therein”) shall mean and refer to the Agreement as modified hereby.
10 Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BUYER:	YOUNAN PROPERTIES, INC., a California corporation

	By:	/s/ Zaya S. Younan

		Name:	Zaya S. Younan
		Title:	President

SELLER:	180 N. LASALLE II, L.L.C., a Delaware limited liability company

	By:	180 N. LaSalle Holdings, L.L.C., a Delaware limited liability company, its sole member

		By:	PGRT Equity II LLC, a Delaware limited liability company, its administrative member

			By:	Prime Group Realty, L.P., a Delaware limited partnership, its sole member

				By:	Prime Group Realty Trust, a Maryland real estate investment trust, its sole general partner

					By:	/s/ Jeffrey A. Patterson

						Name:	Jeffrey A. Patterson
						Title:	President and Chief Executive Officer

EXHIBIT K
UNPAID COMMISSIONS, ALLOWANCES AND CONCESSIONS
180 North LaSalle Street
Allowance for Tenant Improvements
As of July 31, 2008

	Month/Year
	Original
	TI Allowance
Tenant Name	was recorded	July 31, 2008 Balance

KOA — NIPPONKOA	May-03	$16,762.52
Marc J. Lane	Dec-03	4,543.84
Kaplan, Papadakis & Gournis	Apr-04	4,425.22
ABM Lakeside	Aug-04	33,975.00
Joseph Blake	Oct-04	500.00
Heritage Title Company	Nov-04	2,204.36
Scwhartz, Cooper, Greenberg et al	Nov-04	48,454.00
UPS	Feb-05	2,221.19
Executive Coaching 2nd Amend	Mar-05	4,999.00
Alan Hoffenberg	May-05	3,892.00
Lion Search	Jun-05	506.21
Video Instanter	Jun-05	4,540.50
Buchanan Street Advisors	Sep-05	2,417.50
Jenny Craig	Nov-05	7,500.00
Mark Basile	Nov-05	72.00
Neal Strom	Dec-05	5,808.39
Copeland, Finn	Jan-06	15,288.93
Worsek & Vihon renewal	May-06	17,567.18
Weltman, Weinberg, Reis	Apr-07	22,592.92
McCathy Duffy	Jun-07	73,192.00
Donald Shapiro (2300)	Aug-07	16,145.00
Sanford & Kahn	Aug-07	13,762.00
2303 Corporation	Mar-08	8,655.00
B H Greenburg (4th Amend)	Mar-08	296.00
Entrust Capital	Apr-08	14,256.00
State of Illinois		5,865.16

Total		$330,441.92

EXHIBIT K
(continued)
180 North LaSalle Street
Accrued Leasing Commissions
As of July 31, 2008

	Month/Year
	Original
	Leasing Commission
Tenant Name	was recorded	July 31, 2008 Balance

Performics	Dec 07	$4,819.00

Total		$4,819.00

Schedule I
Seller’s Indemnity Matters
Seller shall indemnify Tenant for claims relating to the following unfunded tenant improvement allowances to the following Tenants:

(i) The Broughton Group:	$12,048.00
(ii) Accenture:	$4,464.25
(iii) Weinberg Solheim:	$316.61
In consideration of Seller’s indemnity, Buyer agrees that it will not affirmatively offer such allowances to such Tenants.

Schedule II
Leasing Prospects

PROSPECT/TENANT	SQUARE FEET	COMMENCEMENT

1601 Office Associates, Inc.	3,360 RSF	February 1, 2009 (Renewal)
Alan C. Hoffman	2,103 RSF	January 1, 2009 (Renewal)
The Cayman Islands
Department of Tourism	1,337 RSF	December 1, 2008 (New)
Property Assessment Advisors	7,433 RSF	January 1, 2009 (Renewal)
Dahl & Bonadies, 24th Floor	6,000 RSF	March, 2009 (New)